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                                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION             OMB Approval
FORM 4                                    WASHINGTON, D.C. 20549                             ------------------
|_| Check this box if no                                                                     OMB Number 3235-0287
    longer subject to                                                                        Expires: January 31, 2005
    Section 16. Form 4             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP              Estimated average burden
    or Form 5                                                                                Hours per response....0.5
    obligations may
    continue. See Instruction
    1(b).
                             Filed pursuant to Section 16(a) of the Securities
                             Exchange Act of 1934, Section 17(a) of the Public
                             Utility Holding Company Act of 1935 or Section
                             30(f) of the Investment Company Act of 1940

(Print or Type Responses)
-------------------------------------------- ----------------------------------------------- ---------------------------------------
1.  Name and Address of Reporting Person*    2.  Issuer Name and Ticker or Trading Symbol    6.  Relationship of Reporting Person(s)
                                                                                                 to Issuer    (Check all applicable)
Gallegos         Earl                           Cover-All Technologies Inc. ("COVR.OB")        X  Director        10% Owner
-------------------------------------------- -----------------------------------------------  ---                 ---
 (Last)          (First)        (Middle)     3.  IRS or Social Security  4.  Statement for        Officer (give       Other (specify
                                                 Number of Reporting         Month/Year       ---    title below) ---         below)
c/o Cover-All Technologies Inc.                  Person (Voluntary)              March 2002
18-01 Pollitt Dr.                                                                             -------------------------------------
--------------------------------------------                             ------------------- ---------------------------------------
                     (Street)                                            5. If Amendment,    7.  Individual or Joint/Group Filing
                                                                            Date of Original                 (Check Applicable Line)
Fair Lawn     New Jersey       07410                                        (Month/Year)        X Form filed by One Reporting Person
                                                                                               ---
                                                                                                  Form filed by More than One
                                                                                               ---Reporting Person
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(City)       (State)          (Zip)           TABLE I - NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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1.Title of Security                          2.Trans-    3.Trans-   4. Securities Acquired (A) 5. Amount of   6. Owner-  7.Nature of
 (Instr. 3)                                    action      action      or Disposed of (D)         Securities     ship      Indirect
                                               Date        Code        (Instr. 3, 4 and 5)        Beneficially   Form:    Beneficial
                                                         (Instr. 8)                                Owned at      Direct     Owner-
                                                                                                   End of Month  (D) or      ship
                                              (Month/    -------------------------------------    (Instr. 3 and  Indirect (Instr. 4)
                                               Day/        Code   V     Amount  (A)or   Price         4)         (I)
                                               Year)                            (D)                              (Instr.4)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.                  (Over)
*  If the form is filed by more than one reporting person, see Instruction 4(b)(v).                                  SEC 1474 (7-96)
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FORM 4 (CONTINUED)                TABLE II-- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED

                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
--------------   ---------- --------- --------- ------------- ------------- ------------ -------- --------- ---------- -------------
1.Title of       2.Conver-  3.Trans-  4.Trans-  5.Number of   6.Date Exer-  7.Title and  8.Price  9.Number  10.Owner-  11.Nature
  Derivative       sion       action    action    Derivative    cisable and   Amount of   of        of        ship        of
  Security         or         Date      Code      Securities    Expiration    Underlying  Deriv-    Deriv-    Form        Indirect
  Instr. 3)        Exercise             (Instr.   Acquired      Date          Securities  Ative     ative     of          Beneficial
                   Price of  (Month/     8)        (A)or        (Month/Day/   (Instr. 3   Secur-    Secur-    Deriv-      Ownership
                   Deri-      Day/                Disposed of   Year)         and 4)      ity       ities     ative       (Instr.4)
                   vative     Year)               (D)(Instr.                              (Instr    Bene-     Security:
                   Security                       3, 4 and 5)                             5)        ficially  Direct
                                                                                                   Owned     (D) or
                                       ----- --- ----- ----- ------- ------- ----- -------          at End    Indirect
                                        Code  V   (A)   (D)  Date    Expira- Title  Amount          of        (I)
                                                             Exer-   tion           or              Month     (Instr.
                                                             cisable Date           Number          (Instr.    4)
                                                                                    of              4)
                                                                                    Shares
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Employee Stock Option                                                        Common
(right to buy)      $1.25    3/14/02         D(1)      188,000  (2)  3/14/02 Stock  188,000         275,000    D
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Employee Stock Option                                                        Common
(right to buy)      $1.25    3/14/02         D(1)      250,000  (2)  3/14/02 Stock  250,000          25,000    D
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Employee Stock Option                                                        Common
(right to buy)      $1.25    3/14/02     A       438,000        (2)  3/14/05 Stock  438,000         463,000    D
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Explanation of Responses:

(1) Cancellation of option in connection with grant of replacement  option.
(2) The reported transaction involved the extension of the exercise period of existing options which were originally granted on
March 14, 1997. The vesting terms were not amended as the time of the extension.


                                                                                /s/ Earl Gallegos                   April 10, 2002
**Intentional misstatements or omissions of facts constitute                    -----------------------------     ------------------
  Federal Criminal Violations.                                                  **Signature of Reporting Person         Date
  SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient,
      SEE Instruction 6 for procedure.
Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                                                                                                                     SEC 1474 (7-96)
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